EXHIBIT 99.1

Positive Research Findings Accelerate HepaLife’s Development of Artificial Liver Device

HepaLife to work with global leader in bioreactor technologies for artificial organs, following favorable results from Company’s patented PICM-19 cell line for potential application in an artificial liver device.

Boston, MA – February 20, 2007 - HepaLife Technologies, Inc. (OTCBB: HPLF) (FWB: HL1) (WKN: 500625) today announced the appointment of Stem Cell Systems GmbH (Germany) among plans to accelerate development of a bioreactor system for the Company’s first-of-its-kind artificial liver device, following favorable new research outcomes.

HepaLife announced that in ongoing research, scientists have demonstrated that the Company’s patented PICM-19 cells have unique characteristics distinct from other cells, and are able to successfully mimic the human liver's response in several important ways.  Among other research outcomes, important liver specific activity levels in the PICM-19 cells were up to three times higher than those found in human-derived cell lines frequently used for similar applications.

This functionality is crucial, since according to researchers, the most vital component in an artificial liver device is not the mechanical hardware, but rather, it is the biological cells inside the device which are responsible for truly replicating and performing the functions of the human liver.

“Our cell line sets us apart from anyone else,” explained Mr. Frank Menzler, President and CEO of HepaLife Technologies, Inc.  “While other cells often develop cancers, lose their ability to function, or simply die, our patented PICM19 cells have successfully retained their liver-like functions, surpassed highly-demanding development objectives, and outperformed other cell lines for use in artificial liver devices.

“As a result, we can now confidently advance our efforts to incorporate these cells into the first-of-its-kind artificial liver device through the development of a bioreactor system, a mechanical component which holds and grows biological cells.  I’m honored to welcome Stem Cell Systems to this facet of our project, and look forward to leveraging their special expertise in development of bioreactor systems for artificial organs,” concluded Mr. Menzler.

Based in Berlin, Germany, Stem Cell Systems GmbH is a global leader in the design, development, production, and commercialization of advanced, cell-based, medical bioreactors for research and clinical use.

Among Stem Cell Systems’ current bioreactor technologies, are applications for cell-based therapies and research in stem cell systems for hybrid organ development.  Of note, the company is the developer of a novel, interwoven hollow fiber capillary system which serves as a platform for a wide range of potential medical device products in numerous clinical markets.

Stem Cell Systems GmbH operates clean room facilities for the development and production of bioreactors for dynamic perfusion 3D cell-culture, important capabilities in bioreactor development for HepaLife.

ABOUT HEPALIFE TECHNOLOGIES, INC.

HepaLife Technologies, Inc. (OTCBB: HPLF) (FWB: HL1) (WKN: 500625) is a development stage biotechnology company focused on the identification, development and eventual commercialization of cell-based technologies and products.

Current cell-based technologies under development by HepaLife include 1) the first-of- its-kind artificial liver device, 2) proprietary in-vitro toxicology and pre-clinical drug testing platforms, and 3) cell-culture based vaccines to protect against the spread of influenza viruses among humans, including potentially the high pathogenicity H5N1 virus.

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